                                                                                    January 23, 2003

                                                                                    Beth Copeland - Media
                                                                                    (317) 269-1395
                                                                                    William J. Brunner - Shareholders & Analysts
                                                                                    (317) 269-1614

                                                                                    FOR IMMEDIATE RELEASE

First Indiana Announces 2002 Earnings

          (Indianapolis) – First Indiana Corporation today announced earnings of $21.2 million, or $1.34 per diluted share, for the year ended December 31, 2002. Earnings for the previous year were $20.0 million, or $1.25 per diluted share. Fourth quarter earnings were $1.1 million, or $.07 per diluted share, compared with a loss of $372,000, or ($0.02) per diluted share, for the same period in 2001.

          “In the past few years, First Indiana has completed its industry transition from a savings bank emphasizing residential loans to a national bank emphasizing middle market business loans,” said Marni McKinney, Vice Chairman and Chief Executive Officer. “While business loans offer a higher return and a greater opportunity to develop our trusted advisor relationship strategy, they are more susceptible to economic downturns. Because of increased levels of non-performing loans and charge-offs and the uncertainty of the current economic situation, which is even more pronounced in the Indiana markets in which we operate, we have increased our provision for loan losses in the fourth quarter of 2002.”

          The provision for loan losses was $11.0 million for the fourth quarter of 2002,

First Indiana Corporation Announces 2002 Earnings
January 23, 2003

compared to $7.9 million for the same period the previous year. The provision for loan losses was $20.8 million for the year ended December 31, 2002, compared to $15.2 million for the previous year.

          Net charge-offs for the fourth quarter of 2002 totaled $4.9 million, compared to $2.0 million for the third quarter of 2002 and $7.2 million for the fourth quarter of 2001. The aggregate credit facilities of two commercial banking clients involved in the construction business totaling $11.4 million were added to non-performing loans in the fourth quarter of 2002; $3 million relating to these two clients’ loans were charged off during the quarter. The fourth quarter 2001 included charge-offs from several construction and business loan relationships, the largest of which had previously been classified as impaired with a specific reserve established. Non-performing assets totaled $51.8 million at December 31, 2002, compared to $41.3 million at September 30, 2002, and $46.8 million at December 31, 2001.

          Net interest margin for 2002 was 3.73 percent, compared to 3.69 percent in 2001. Net interest margin was 3.68 percent in the fourth quarter of 2002, compared to 3.88 percent for the third quarter 2002 and 3.46 percent for the fourth quarter of 2001. The 50 basis point rate cut by the Federal Reserve Board in the fourth quarter of 2002 has placed pressure on the net interest margin of banks like First Indiana who have an asset-sensitive pricing structure.

          Loans receivable increased to $1.84 billion outstanding on December 31, 2002,

First Indiana Corporation Announces 2002 Earnings
January 23, 2003

compared to $1.76 billion one year ago. Growth occurred in the targeted portfolio of business loans, which increased 13 percent to $501.2 million at December 31, 2002, compared with $443.5 million one year ago. Consumer and residential mortgage loans outstanding remained steady at $977.5 million at December 31, 2002, compared to $967.6 for the same period one year earlier.

          First Indiana’s demand deposits increased 18 percent during 2002 to $360.1 million from $305.2 million at December 31, 2001. This is the second consecutive year demand deposits have increased 15 percent or more. Savings account balances declined following an unusual increase in 2001 precipitated by the stock market decline and the aftermath of September 11. Savings account balances stabilized in 2002 to $398.8 million at December 31, 2002, compared to $447.8 million at December 31, 2001.

          Non-interest income for the fourth quarter 2002 was $11.2 million, compared with $9.8 million for the same period last year, an increase of 14 percent. Deposit charges totaled $4.0 million, an increase of 13 percent over the fourth quarter last year. Somerset fees and trust fees totaled $2.1 million and $649,000, respectively, an increase of 27 percent and 3 percent over the same quarter the previous year. Non-interest income for the year ended December 31, 2002 was $46.8 million, compared with $44.0 million for the same period last year, an increase of 6 percent.

          Non-interest expense was $17.4 million for the fourth quarter 2002, compared to $19.8 million in the fourth quarter of 2001. Non-interest expense for the year ended

First Indiana Corporation Announces 2002 Earnings
January 23, 2003

December 31, 2002 was $66.5 million, compared with $70.5 million for 2001. Included in the category of other non-interest expense in the fourth quarter of 2001 was $4.1 million from the write-off of overdrafts by a construction loan client.

          Return on assets was 1.02 percent for the year ended December 31, 2002, while return on equity was 9.66 percent. The Corporation’s capital continued to strengthen as evidenced by the ratio of shareholders’ equity to assets of 10.41 percent at December 31, 2002, compared to 10.21 percent at December 31, 2001.

          On January 13, 2003, First Indiana Corporation announced the consummation of its acquisition of the outstanding shares of Carmel, Indiana-based MetroBanCorp (NASDAQ SC – METB). MetroBanCorp was the holding company for MetroBank, a $174 million bank with seven offices in suburban Indianapolis, Carmel, Fishers, and Noblesville, Indiana. At the opening of business on January 14, MetroBank branches became branches of First Indiana Bank, N.A., and are expected to begin operating under the First Indiana Bank name on or about April 28, 2003. MetroBanCorp shareholders are receiving $17.00 in cash in exchange for each share of MetroBanCorp stock. The total value of the merger is approximately $40 million.

          Marni McKinney, Vice Chairman and CEO; Owen B. (Bud) Melton, Jr., President; and William J. Brunner, Chief Financial Officer of First Indiana Corporation, will host a conference call to discuss fourth quarter and 2002 financial results on Friday, January 24, 8:30 a.m. EST. To gain access, please call (800) 278-9857 and ask for First Indiana

First Indiana Corporation Announces 2002 Earnings
January 23, 2003

earnings. A replay of the call may be heard at (800) 642-1687 with conference ID: 7437250. The replay will be available from 10:00 a.m. January 24 through midnight, January 31, 2003.

          First Indiana Corporation (NASDAQ – FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis, and Somerset, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with 33 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset and FirstTrust Indiana, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

          Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe-harbor provisions. The ability to predict results or the actual effect of future plans or

First Indiana Corporation Announces 2002 Earnings
January 23, 2003

strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions or increases in lending rates established by the Board of Governors of the Federal Reserve System), changes in consumers’ investment decisions due to shifts in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

Financial Highlights
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                         For the Three Months Ended         For the Twelve Months Ended
                                                December 31                        December 31
                                       -----------------------------      ------------------------------
                                           2002            2001               2002            2001
                                       -------------   -------------      -------------   --------------
Net Interest Income                        $ 18,712        $ 17,203           $ 73,780         $ 74,049
Provision for Loan Losses                    11,005           7,875             20,756           15,228
Non-Interest Income                          11,205           9,847             46,765           43,963
Non-Interest Expense                         17,352          19,764             66,502           70,501
Net Earnings                                  1,059            (372)            21,180           20,009

Basic Earnings Per Share                     $ 0.07         $ (0.02)            $ 1.36           $ 1.29
Diluted Earnings Per Share                     0.07           (0.02)              1.34             1.25
Dividends Per Share                           0.160           0.128              0.640            0.512

Net Interest Margin                            3.68%          3.46%             3.73%           3.69%
Efficiency Ratio                              58.00           73.06              55.17            59.74
Annualized Return on Average Equity            1.85           (0.69)              9.66             9.60
Annualized Return on Average Assets            0.20           (0.07)              1.02             0.95

Average Shares Outstanding               15,550,638      15,439,826         15,537,186       15,569,956
Average Diluted Shares Outstanding       15,760,269      15,439,826         15,809,380       15,998,976

                                              At December 31
                                       ------------------------------
                                           2002            2001
                                       -------------   -------------
Assets                                  $ 2,125,214     $ 2,046,657
Loans                                     1,837,633       1,756,486
Deposits                                  1,339,204       1,379,478
Shareholders' Equity                        221,211         209,031
Shareholders' Equity/Assets                   10.41%         10.21%
Shareholders' Equity Per Share              $ 14.23         $ 13.54
Market Closing Price                          18.51           17.53

Shares Outstanding                       15,540,460      15,443,294

Condensed Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                           December 31      September 30      December 31
                                                              2002              2002             2001
                                                         ----------------  ---------------- ----------------
Assets
  Cash                                                          $ 76,050          $ 65,088         $ 62,147
  Securities Available for Sale                                  138,457           143,252          147,863
  FHLB and FRB Stock                                              22,491            22,491           22,491
  Loans
    Business                                                     501,213           515,478          443,461
    Consumer                                                     666,150           671,292          675,111
    Residential Mortgage                                         311,324           292,276          292,503
    Single-Family Construction                                   212,772           222,679          224,926
    Commercial Real Estate                                       146,174           145,779          120,485
                                                         ----------------  ---------------- ----------------
  Total Loans                                                  1,837,633         1,847,504        1,756,486
    Allowance for Loan Losses                                    (44,469)          (38,349)         (37,135)
                                                         ----------------  ---------------- ----------------
  Net Loans                                                    1,793,164         1,809,155        1,719,351
  Premises and Equipment                                          21,528            20,645           20,587
  Accrued Interest Receivable                                     10,771            11,177           15,246
  Goodwill                                                        13,045            13,045           13,045
  Other Assets                                                    49,708            47,778           45,927
                                                         ----------------  ---------------- ----------------
Total Assets                                                  $2,125,214        $2,132,631       $2,046,657
                                                         ================  ================ ================

Liabilities and Shareholders' Equity
  Liabilities
    Non-Interest-Bearing Deposits                              $ 180,389         $ 170,887        $ 165,023
    Interest-Bearing Deposits
        Demand Deposits                                          179,751           159,881          140,175
        Savings Deposits                                         398,752           395,811          447,832
        Certificates of Deposit                                  580,312           688,209          626,448
                                                         ----------------  ---------------- ----------------
      Total Interest-Bearing Deposits                          1,158,815         1,243,901        1,214,455
                                                         ----------------  ---------------- ----------------
    Total Deposits                                             1,339,204         1,414,788        1,379,478
    Short-Term Borrowings                                        170,956           138,185          121,082
    Federal Home Loan Bank Advances                              346,532           319,532          296,647
    Trust Preferred Securities                                    11,797                 -                -
    Accrued Interest Payable                                       2,290             2,631            3,804
    Advances by Borrowers for Taxes and Insurance                  1,820            13,898           12,251
    Other Liabilities                                             31,404            20,056           24,364
                                                         ----------------  ---------------- ----------------
  Total Liabilities                                            1,904,003         1,909,090        1,837,626
                                                         ----------------  ---------------- ----------------
  Shareholders' Equity
    Common Stock                                                     173               172              171
    Capital Surplus                                               43,296            42,594           41,837
    Retained Earnings                                            194,738           196,160          183,196
    Accumulated Other Comprehensive Income                         4,644             4,848            4,084
    Treasury Stock at Cost                                       (21,640)          (20,233)         (20,257)
                                                         ----------------  ---------------- ----------------
  Total Shareholders' Equity                                     221,211           223,541          209,031
                                                         ----------------  ---------------- ----------------
Total Liabilities and Shareholders' Equity                    $2,125,214        $2,132,631       $2,046,657
                                                         ================  ================ ================

Condensed Consolidated Statements of Earnings
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                     Three Months Ended December 31     Twelve Months Ended December 31
                                                  ------------------------------------------------------------------------
                                                        2002              2001               2002              2001
                                                  ------------------------------------ ----------------- -----------------
Interest Income
  Loans                                                    $ 28,091          $ 31,647         $ 116,039         $ 145,143
  Securities Available for Sale                               2,007             2,326             8,501             9,880
  Dividends on FRB and FHLB Stock                               327               380             1,363             1,627
  Federal Funds Sold                                              5               103                20               478
                                                  ------------------------------------ ----------------- -----------------
    Total Interest Income                                    30,430            34,456           125,923           157,128
                                                  ------------------------------------ ----------------- -----------------
Interest Expense
  Deposits                                                    8,278            12,300            36,976            59,997
  Short-Term Borrowings                                         466               717             2,059             4,301
  Federal Home Loan Bank Advances                             2,828             4,236            12,962            18,781
  Trust Preferred Securities                                    146                 -               146                 -
                                                  ------------------------------------ ----------------- -----------------
    Total Interest Expense                                   11,718            17,253            52,143            83,079
                                                  ------------------------------------ ----------------- -----------------
Net Interest Income                                          18,712            17,203            73,780            74,049
  Provision for Loan Losses                                  11,005             7,875            20,756            15,228
                                                  ------------------------------------ ----------------- -----------------
Net Interest Income after Provision for
  Loan Losses                                                 7,707             9,328            53,024            58,821
                                                  ------------------------------------ ----------------- -----------------
Non-Interest Income
  Loan and Deposit Charges                                    4,280             3,839            15,917            12,643
  Loan Servicing Income                                           1               113               413               962
  Loan Fees                                                     781               805             2,723             3,736
  Trust Fees                                                    649               631             2,614             2,284
  Somerset Fees                                               2,112             1,666            10,798             9,561
  Investment Product Sales Commissions                          506               538             2,726             1,945
  Sale of Loans                                               1,893             1,657             8,431             9,240
  Sale of Investment Securities                                  89                 -               312               543
  Sale of Premises and Equipment                                 (8)               26               (85)              575
  Other                                                         902               572             2,916             2,474
                                                  ------------------------------------ ----------------- -----------------
    Total Non-Interest Income                                11,205             9,847            46,765            43,963
Non-Interest Expense
  Salaries and Benefits                                       9,625             8,220            37,804            36,720
  Net Occupancy                                                 990               965             4,071             3,724
  Equipment                                                   1,459             1,645             6,040             7,056
  Professional Services                                       1,532             1,164             4,763             4,122
  Marketing                                                     680               373             2,351             2,424
  Telephone, Supplies, and Postage                              745               869             3,222             3,515
  Goodwill Amortization                                           -               228                 -               920
  Other                                                       2,321             6,300             8,251            12,020
                                                  ------------------------------------ ----------------- -----------------
    Total Non-Interest Expense                               17,352            19,764            66,502            70,501
                                                  ------------------------------------ ----------------- -----------------
Earnings before Income Taxes                                  1,560              (589)           33,287            32,283
Income Taxes                                                    501              (217)           12,107            12,274
                                                  ------------------------------------ ----------------- -----------------
Net Earnings                                                $ 1,059            $ (372)         $ 21,180          $ 20,009
                                                  ==================================== ================= =================

Basic Earnings Per Share                                     $ 0.07           $ (0.02)           $ 1.36            $ 1.29
                                                  ==================================== ================= =================

Diluted Earnings Per Share                                   $ 0.07           $ (0.02)           $ 1.34            $ 1.25
                                                  ==================================== ================= =================

Dividends Per Common Share                                  $ 0.160           $ 0.128           $ 0.640           $ 0.512
                                                  ==================================== ================= =================

Net Interest Margin
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                    Three Months Ended
                                              -----------------------------------------------------------------
                                                     December 31, 2002                December 31, 2001
                                              -------------------------------  --------------------------------
                                                Average              Yield /     Average              Yield /
                                                Balance   Interest   Rate        Balance   Interest   Rate
                                              ---------------------- --------  ---------------------- ---------
Assets
    Federal Funds Sold                            $ 1,332       $ 5   1.40%      $ 21,929     $ 103   1.85%
    Securities Available for Sale                 141,122     2,007   5.69         153,026     2,326   6.08
    FHLB and FRB Stock                             22,491       327   5.81          22,491       380   6.77
    Loans
        Business                                  503,598     6,689   5.27         429,321     6,722   6.21
        Consumer                                  674,229    11,609   6.87         682,992    14,106   8.26
        Residential Mortgage                      328,253     4,844   5.90         324,782     5,342   6.58
        Single-Family Construction                221,205     2,841   5.10         241,198     3,444   5.67
        Commercial Real Estate                    139,593     2,108   6.01         116,726     2,033   6.93
                                              ----------------------           ----------------------
    Total Loans                                 1,866,878    28,091   5.99       1,795,019    31,647   7.03
                                              ----------------------           ----------------------
  Total Earning Assets                          2,031,823    30,430   5.97       1,992,465    34,456   6.90
  Other Assets                                    112,291                          111,685
                                              ------------                     ------------
Total Assets                                   $2,144,114                        2,104,150
                                              ============                     ============

Liabilities and Shareholders' Equity
    Interest-Bearing Deposits
      Demand Deposits                           $ 174,679     $ 332   0.75%     $ 133,842     $ 314   0.93%
      Savings Deposits                            395,190     1,239   1.24         448,196     2,352   2.08
      Certificates of Deposit                     720,735     6,707   3.69         691,256     9,634   5.53
                                              ----------------------           ----------------------
    Total Interest-Bearing Deposits             1,290,604     8,278   2.54       1,273,294    12,300   3.83
    Short-Term Borrowings                         131,295       466   1.41         118,822       717   2.39
    Federal Home Loan Bank Advances               280,901     2,828   3.99         311,321     4,236   5.40
    Trust Preferred Securities                      8,076       146   7.16               -         -      -
                                              ----------------------           ----------------------
  Total Interest-Bearing Liabilities            1,710,876    11,718   2.72       1,703,437    17,253   4.02
  Non-Interest-Bearing Demand Deposits            167,445                          137,224
  Other Liabilities                                39,270                           49,819
  Shareholders' Equity                            226,523                          213,670
                                              ------------                     ------------
Total Liabilities and Shareholders' Equity     $2,144,114                       $2,104,150
                                              ============----------           ============----------
Net Interest Income/Spread                                 $ 18,712   3.25%                $ 17,203   2.88%
                                                          ========== ========              ========== =========
Net Interest Margin                                                   3.68%                           3.46%
                                                                     ========                         =========

Net Interest Margin
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                   Twelve Months Ended
                                              -----------------------------------------------------------------
                                                     December 31, 2002                December 31, 2001
                                              -------------------------------  --------------------------------
                                                Average              Yield /     Average              Yield /
                                                Balance   Interest   Rate        Balance   Interest   Rate
                                              ---------------------- --------  ---------------------- ---------
Assets
    Federal Funds Sold                            $ 1,412      $ 20   1.41%      $ 13,463     $ 478   3.55%
    Securities Available for Sale                 145,172     8,501   5.70         155,767     9,880   6.34
    FHLB and FRB Stock                             22,491     1,363   6.06          21,968     1,627   7.41
    Loans
        Business                                  478,151    26,889   5.62         358,168    27,231   7.60
        Consumer                                  678,640    50,197   7.40         719,516    63,972   8.89
        Residential Mortgage                      293,316    18,683   6.37         394,583    27,629   7.00
        Single-Family Construction                223,567    11,795   5.28         231,125    17,341   7.50
        Commercial Real Estate                    134,155     8,475   6.32         111,418     8,970   8.06
                                              ----------------------           ----------------------
    Total Loans                                 1,807,829   116,039   6.42       1,814,810   145,143   8.00
                                              ----------------------           ----------------------
  Total Earning Assets                          1,976,904   125,923   6.37       2,006,008   157,128   7.83
  Other Assets                                    107,356                          101,446
                                              ------------                     ------------
Total Assets                                   $2,084,260                       $2,107,454
                                              ============                     ============

Liabilities and Shareholders' Equity
    Interest-Bearing Deposits
      Demand Deposits                           $ 162,822   $ 1,320   0.81%     $ 124,139   $ 1,620   1.30%
      Savings Deposits                            418,224     5,581   1.33         413,397    13,526   3.27
      Certificates of Deposit                     658,934    30,075   4.56         745,522    44,851   6.02
                                              ----------------------           ----------------------
    Total Interest-Bearing Deposits             1,239,980    36,976   2.98       1,283,058    59,997   4.68
    Short-Term Borrowings                         126,501     2,059   1.63         112,991     4,301   3.81
    Federal Home Loan Bank Advances               301,710    12,962   4.30         329,858    18,781   5.69
    Trust Preferred Securities                      2,036       146   7.16               -         -      -
                                              ----------------------           ----------------------
  Total Interest-Bearing Liabilities            1,670,227    52,143   3.12       1,725,907    83,079   4.81
  Non-Interest-Bearing Demand Deposits            154,148                          126,910
  Other Liabilities                                40,737                           46,307
  Shareholders' Equity                            219,148                          208,330
                                              ------------                     ------------
Total Liabilities and Shareholders' Equity     $2,084,260                       $2,107,454
                                              ============----------           ============----------
Net Interest Income/Spread                                 $ 73,780   3.25%                $ 74,049   3.02%
                                                          ========== ========              ========== =========
Net Interest Margin                                                   3.73%                           3.69%
                                                                     ========                         =========

Loan Charge-Offs and Recoveries
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                Three Months Ended                         Twelve Months Ended
                                                      December 31, 2002    December 31, 2001     December 31, 2002    December 31, 2001
                                                      -------------------- --------------------  -------------------- ---------------------
Allowance for Loan Losses at Beginning of Period              $ 38,349             $ 36,442               $ 37,135             $ 33,578
  Charge-Offs
    Business                                                     3,035                4,207                  6,813                4,464
    Consumer                                                     1,546                2,305                  6,323                6,528
    Residential Mortgage                                            57                   66                    150                  160
    Single-Family Construction                                     198                  471                    641                  764
    Commercial Real Estate                                         379                  520                    729                  855
                                                      -----------------    -----------------     ------------------   ------------------
  Total Charge-Offs                                              5,215                7,569                 14,656               12,771
  Recoveries
    Business                                                       126                   49                    293                  181
    Consumer                                                       195                  209                    851                  729
    Residential Mortgage                                             -                    -                      3                    1
    Single-Family Construction                                      19                  128                     72                  188
    Commercial Real Estate                                         (10)                   1                     15                    1
                                                      -----------------    -----------------     ------------------   ------------------
  Total Recoveries                                                 330                  387                  1,234                1,100
                                                      -----------------    -----------------     ------------------   ------------------
  Net Charge-Offs                                                4,885                7,182                 13,422               11,671
  Provision for Loan Losses                                     11,005                7,875                 20,756               15,228
                                                      -----------------    -----------------     ------------------   ------------------
Allowance for Loan Losses at End of Period                    $ 44,469             $ 37,135               $ 44,469             $ 37,135
                                                      =================    =================     ==================   ==================

Net Charge-Offs to Average Loans (Annualized)                     1.05%               1.60%                 0.74%               0.64%
Allowance for Loan Losses to Loans at End of Period               2.42                 2.11
Allowance for Loan Losses to Non-Performing Loans
  at End of Period                                              103.21                93.28

Non-Performing Assets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                   December 31, 2002      September 30, 2002      December 31, 2001
                                                                  ----------------------- ----------------------- ----------------------

Non-Performing Loans
  Non-Accrual Loans
    Business                                                                 $ 20,234                 $ 7,842                $ 5,880
    Consumer                                                                    9,405                  11,173                 13,532
    Residential Mortgage                                                        2,474                   2,389                  6,447
    Single-Family Construction                                                  4,286                   4,932                  8,165
    Commercial Real Estate                                                      2,059                   2,474                  2,475
                                                                  --------------------    --------------------    -------------------
  Total Non-Accrual Loans                                                      38,458                  28,810                 36,499
                                                                  --------------------    --------------------    -------------------
  Accruing Loans
    Business - Past Due 90 Days or More                                         1,535                      76                    307
    Consumer - Past Due 90 Days or More                                         3,093                   3,061                  3,005
                                                                  --------------------    --------------------    -------------------
  Total Accruing Loans                                                          4,628                   3,137                  3,312
                                                                  --------------------    --------------------    -------------------
Total Non-Performing Loans                                                     43,086                  31,947                 39,811
  Other Real Estate Owned, Net                                                  8,670                   9,307                  6,992
                                                                  --------------------    --------------------    -------------------
Total Non-Performing Assets                                                  $ 51,756                $ 41,254               $ 46,803
                                                                  ====================    ====================    ===================

Non-Performing Loans to Loans at End of Period                                   2.34%                  1.73%                 2.27%
Non-Performing Assets to Loans and OREO at End of Period                         2.80                    2.22                   2.65